Exhibit 99.1

Orexigen Therapeutics Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2012

San Diego, CA, March 13, 2013 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced financial results for the fourth quarter and year ended December 31, 2012.

Three months ended December 31, 2012

For the three months ended December 31, 2012, Orexigen reported a net loss of $32.5 million, or $0.41 per share, as compared to a net loss of $4.3 million, or $0.09 per share, for the fourth quarter of 2011.

Total operating expenses for the fourth quarter of 2012 were $33.3 million compared to $5.2 million for the fourth quarter of 2011. This overall increase in operating expenses reflects an increase in research and development expenses associated with the conduct of the Light Study, the Contrave® cardiovascular outcomes trial.

Year ended December 31, 2012

For the year ended December 31, 2012, Orexigen reported a net loss of $90.1 million, or $1.27 per share, as compared to a net loss of $28.1 million, or $0.58 per share, for 2011.

Total operating expenses for 2012 were $93.7 million compared to $32.3 million for 2011. This overall increase in operating expenses reflects an increase in research and development expenses associated with the conduct of the Light Study.

As of December 31, 2012, Orexigen had $78.3 million in cash and cash equivalents and an additional $59.1 million in marketable securities, for a total of $137.4 million. Cash burn for 2013 is projected to be between $70 million and $85 million with total burn dependent on the timing of the Light Study interim analysis and associated pre-launch expenses.

“I am extremely proud of the work our team accomplished in 2012 to expedite enrollment of the Light Study, and our focus is now on 2013 which has the potential to be a pivotal year for Orexigen,” said Michael Narachi, CEO of Orexigen. “A successful primary care launch is a large and complex undertaking, and as such we are working with our partner Takeda on detailed commercialization plans for Contrave while simultaneously conducting the Light Study according to very high standards.”

Product candidates update:

Contrave (32 mg naltrexone sustained-release (SR)/360 mg bupropion SR) for the treatment of obesity: In 2012, Orexigen screened more than 13,000 patients, enrolled more than 10,400 and ultimately completed recruitment of the Light Study with approximately 8,900 randomized patients. The primary objective of the double-blind, randomized, placebo-controlled Light Study, which Orexigen is conducting under a Special Protocol Assessment with the FDA (United States Food and Drug Administration), is to rule out excess cardiovascular risk in overweight and obese patients receiving Contrave. An interim analysis and NDA resubmission is planned once the independent Data Monitoring Committee has determined that sufficient information has been gathered for the analysis that would include at least 87 adjudicated major adverse cardiovascular events (MACE). Orexigen enrolled into the Light Study a patient population that the company predicted would have an annualized MACE rate between 1% and 2%. Orexigen is preparing to be ready to conduct the interim analysis and resubmit the Contrave NDA in 2013. However, if the observed MACE rate is at or near the low end of the range of 1% to 2%, the resubmission of the Contrave NDA may not occur until early 2014.

In January, the Division of Metabolism and Endocrinology Products (DMEP) at the FDA proposed an NDA resubmission procedure that would allow the independent Data Monitoring Committee’s summary report of the Light Study interim analysis to form the basis of the resubmission of the Contrave NDA. The complete clinical study report (CSR) for the interim analysis, which would ordinarily form the basis for the NDA resubmission filing, would be supplied to the FDA during the review within 60 days of the NDA resubmission.

In February, Orexigen initiated enrollment and randomized 242 patients into the Ignite Study. The Ignite Study is an open-label clinical trial designed to provide additional information regarding the real world weight loss potential of Contrave in combination with a commercially available comprehensive lifestyle intervention program, compared to patients who receive usual care of diet and exercise advice from the study site staff but who do not receive Contrave. The primary endpoint for this trial is change in body weight after 26 weeks. Orexigen anticipates receiving results from the Ignite Study by year-end 2013.

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Empatic™, a fixed dose combination of bupropion SR and zonisamide SR, for the treatment of obesity: In a series of discussions with the FDA on the continued development of Empatic, the FDA stated that Phase 3 data for Empatic may be sufficient to support submission of an NDA without data from a cardiovascular outcomes trial. The FDA indicated that as long as the placebo-subtracted changes in body weight, blood pressure and heart rate for Empatic are similar to or more favorable than the placebo-subtracted changes observed with Contrave, and there are no signals of cardiovascular concern in the Empatic development program, reassuring results of a cardiovascular outcomes trial with Contrave will be sufficient. In addition, while the FDA reiterated the belief that the teratogenicity potential for zonisamide is very concerning, the FDA will allow Phase 3 studies of Empatic to include women of childbearing potential who have a Body Mass Index that meets the FDA definition of overweight (>27kg/m2) in the presence of at least one weight-related comorbidity. Orexigen owns worldwide rights to Empatic. Prior to initiating Phase 3 studies of Empatic, the Company plans to seek a collaboration partner to help fund clinical development and, if approved, commercialization.

Conference Call Today at 5 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the fourth quarter and full year 2012 financial results and recent business highlights. The live call may be accessed by phone by calling (888) 895-5479 (domestic) or (847) 619-6250 (international), participant code 34404715. The webcast can be accessed live on the Investor Relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product candidate is Contrave, which has completed Phase 3 clinical trials and for which a New Drug Application has been submitted and reviewed by the FDA. The Company has also reached agreement with the FDA on a Special Protocol Assessment (SPA) for the Light Study, the Contrave cardiovascular outcomes trial. The Company’s other product candidate, Empatic, has completed Phase 2 clinical trials. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of the interim analysis and resubmission of the Contrave NDA, the rate of MACE in the Light Study, the timing of approval for Contrave, the submission of a Contrave application for marketing authorization in Europe and the negotiation of a partnership for the rest-of-world rights to Contrave and Empatic, the expected cash usage for the year 2013, the development of Empatic and the communication with the FDA, the possibility that a cardiovascular outcomes trial will be needed for Empatic, and the commercial potential of Contrave and Empatic. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: Orexigen’s ability to conduct the Light Study and the progress and timing thereof; Orexigen’s ability to demonstrate in the Light Study that the risk of MACE in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential that earlier clinical trials or analyses (such as the interim analysis) may not be predictive of future results in the Light Study or Phase 3 trials for Empatic; the Special Protocol Assessment (SPA) is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement was entered into become evident, other new scientific concerns regarding product safety or efficacy arise, or if Orexigen fails to comply with the agreed upon trial protocol; the potential for the FDA to not approve Contrave or Empatic; the potential for early termination of the collaboration agreement between Orexigen and Takeda; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of an NDA for Contrave or an NDA for Empatic; the therapeutic and commercial value of Contrave or Empatic; Orexigen’s ability to maintain sufficient capital; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission November 9, 2012 and which is available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Orexigen Contact:	Media Contact:
McDavid Stilwell	Denise Powell
VP, Corporate Communications and Business Development	BrewLife
(858) 875-8629	(510) 703-9491
SOURCE Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$78,332	$101,749
Investment securities, available-for-sale	59,071	45,844
Prepaid expenses and other current assets	1,491	1,126

Total current assets	138,894	148,719
Property and equipment, net	83	439
Restricted cash	177	542

Total assets	$139,154	$149,700

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,156	$4,122
Clinical trial accrual	13,529	155
Deferred revenue, current portion	3,429	3,429

Total current liabilities	25,114	7,706
Deferred revenue, less current portion	38,571	42,000
Other long-term liabilities	—	288
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at December 31, 2012 and 2011; no shares issued and outstanding at December 31, 2012 and 2011	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at December 31, 2012 and 2011; 84,413,670 and 61,285,514 shares issued and outstanding at December 31, 2012 and 2011, respectively	84	61
Additional paid-in capital	512,174	446,357
Accumulated other comprehensive income (loss)	15	(2)
Accumulated deficit	(436,804)	(346,710)

Total stockholders’ equity	75,469	99,706

Total liabilities and stockholders’ equity	$139,154	$149,700

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Collaborative agreement	$857	$857	$3,428	$3,428
License revenue	0	0	0	971

Total revenues	857	857	3,428	4,399
Operating expenses:
Research and development	28,252	1,543	73,680	12,780
General and administrative	5,082	3,632	19,987	19,502

Total operating expenses	33,334	5,175	93,667	32,282

Loss from operations	(32,477)	(4,318)	(90,239)	(27,883)
Other income (expense):
Interest income	22	11	147	46
Interest expense	—	—	(2)	(221)

Total other income (expense)	22	11	145	(175)

Net loss	$(32,455)	$(4,307)	$(90,094)	$(28,058)

Net loss per share—basic and diluted	$(0.41)	$(0.09)	$(1.27)	$(0.58)

Shares used in computing net loss per share—basic and diluted	78,952	49,048	70,739	48,273